SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  June 30, 1995



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                       0-17267                 84-1095959
 (State or other                (Commission          (I.R.S. Employer
   jurisdiction                  File Number)      Identification No.)
  of incorporation)

  999 18th Street, Suite 1700, Denver, Colorado              80202
 (address of principal executive offices)                  (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

On June 30, 1995, Laguna Gold Company ("Laguna"), a subsidiary of Mallon Resources Corporation (the "Company"), completed the private placement (the "Placement") of 25,000 shares of its new Series A Convertible Preferred Stock, $0.01 par value per share (the "Series A Stock"). Gross proceeds from the Placement were $2.5 million. The Series A Stock bears no dividends, but has a preference upon liquidation and is convertible into shares of Laguna's common stock equal to a 20% equity stake in Laguna. All of the terms of the Series A Stock are set forth in the Articles of Amendment to the Articles of Incorporation of Laguna Gold Company by which the Series A Stock was created, a copy of which is included as an Exhibit to this Periodic Report on Form 8-K and is hereby incorporated by reference as a part of this Report.

Also, as a part of the Placement, the Company (not Laguna) issued to the investors five-year warrants to purchase an aggregate of 250,000 shares of the Company's $0.01 par value per share Common Stock for an exercise price of $2.50 per share (the "Warrants"). The terms of the Warrants are set forth in the Form of Warrant that is included as an Exhibit to this Periodic Report on Form 8-K and is hereby incorporated by reference as a part of this Report.

Net proceeds from the Placement will be used to acquire a core drill and drill confirmation and exploration holes in and near the pit of Laguna's Rio Chiquito gold mine in Costa Rica. Funds will also be dedicated to the preparation of a feasibility study relating to the commercial development of Rio Chiquito.

Carl H. Pforzheimer & Co., New York, provided investment banking advice to the Company in connection with the Placement. Francis J. Reinhardt, Jr., a member of the Company's Board of Directors, is a partner in Carl H. Pforzheimer & Co.

The Placement was not registered under Section 5 of the Securities Act of 1933 in reliance on the provisions of Section 4(2) of that Act, and Regulation D promulgated thereunder.

Item 7.  Financial Statements and Exhibits

(c)  Exhibits.

3.05  Laguna Gold Company Article 2.01.01 -- Series A Convertible
Preferred Stock
3.06  Form of Stock Purchase Warrant

Signatures

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Mallon Resources Corporation

July 12, 1995
_________________________________

Roy K. Ross, Executive Vice President